JOHN J. LAXAGUE, ESQ.
Nevada Bar No. 7417
McDONALD CARANO WILSON LLP
2300 West Sahara Avenue, Suite 1000
Las Vegas, Nevada 89102
Telephone: (702) 873-4100
Attorneys for Trans Max Technologies, Inc.

e-filed 03-22-06

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

In re TRANS MAX TECHNOLOGIES, INC., Debtor.	Case No. BK-S-05-19263-BAM Chapter 11 **SECOND REVISED DISCLOSURE STATEMENT IN SUPPORT OF PLAN OF REORGANIZATION**

Debtor Trans Max Technologies, Inc. ("Trans Max") hereby offers the following Revised Disclosure Statement in support of its proposed Plan of Reorganization. A copy of the Plan of Reorganization is attached as Exhibit "1" hereto and is incorporated herein by reference.

I. INTRODUCTION AND DESCRIPTION OF THE DEBTOR'S BUSINESS

Trans Max was originally incorporated in 1993 under the name Perma-tune Electronics, Inc. On July 21, 2003, the company performed a reverse merger with Trans Max Technologies, Inc., a Nevada corporation which is publicly traded on the OTC Bulletin Board exchange under the symbol TMAX.[1] From July of 2003 through May of 2004, the company's primary business was the design and manufacture of high-energy electronic ignition systems for boats, race cars, and other

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[1] The Debtor is current in its reporting obligations to Securities and Exchange Commission. The Debtor's complete SEC filings are available free of charge at: http://www.sec.gov/cgi-bin/browse-edgar?company=&CIK=0001074663&filenum=&State=&SIC=&owner=include&action=getcompany.

applications. Through a group of holding companies, Samuel J. Higgins acquired a controlling interest in Trans Max on May 25, 2004. Currently, Mr. Higgins' ownership stake in the company is consolidated under the dba "Groupo Aquinas, S.A.", which holds the majority (approximately 66%) of the issued and outstanding shares in Trans Max.[2] Upon assuming control of Trans Max, Mr. Higgins discovered that the company's operations were, as a whole, unprofitable and unpromising. The company discontinued its ignition product operations in the late summer of 2004 and began to shift its business to other opportunities in the area of new and developing technology. In August of 2004, Trans Max acquired the intellectual property rights to an invention known as the Water Air Machine. Invented by a Russian concern known as Victor Vartovy & Company("VVC"), the Water Air Machine was designed to produce drinkable water from moisture in the air at low cost. Due largely to VVC's inability to assist in furthering the development of the WAM, Trans Max has been unable to produce a commercially viable product and, at this time, has no plans to further pursue development of that technology.

II. REASONS FOR FINANCIAL DIFFICULTIES

Upon assuming control of the company, Mr. Higgins discovered that Trans Max's finances had been badly drained by a an oppressive series of agreements with WJL Realty Associates for the lease and eventual purchase of a building. Trans Max had poured approximately $1.1 million into improving the building but did not have the financial wherewithal to finish the improvements or to consummate the purchase of the building. Finally, Trans Max was party to a previously undisclosed

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[2] There are approximately 120 stockholders in Trans Max. In addition to Mr. Higgins, two other stockholders hold ownership interests in excess of 5%. These are Raymond Brouzes (approx. 6.1%) and Erwin Bogner (approx. 5.9%).

agreement to purchase all of the stock of Bogner Industries, Inc. ("Bogner"). Rather than breach the newly-discovered purchase agreement, the company went forward and acquired Bogner. Investigation into the Bogner matter eventually revealed that, with the apparent cooperation of some Bogner personnel, the company's former management may have engaged in financial improprieties which further drained the company of funds. Investigation in this matter is continuing and Trans Max has reserved the right to pursue litigation against those involved. The Bogner entity was and is wholly unprofitable and has been the target of a number of lawsuits. The Debtor's association with Bogner by way of the acquisition has, unfortunately, caused the Debtor to be inappropriately added as a defendant to certain actions against Bogner by plaintiffs searching for a more viable source of recovery. Faced with mounting pressure from a large lawsuit brought (initially) against the Bogner subsidiary and wishing to avoid a total loss for its legitimate creditors, Trans Max filed for chapter 11 protection on September 8, 2005.

III. HISTORICAL AND CURRENT FINANCIAL INFORMATION

As a publicly-traded company, the debtor must file quarterly and annual financial reports with the Securities and Exchange Commission. The Debtor's most recent quarterly report (Form 10-QSB) is attached hereto as Exhibit "2." The Debtor's most recent annual report (Form 10-KSB) is attached hereto as Exhibit "3." As shown in the Debtor's financial reports, it suffered mounting losses in 2003 and 2004 which were eventually halted as the company wound down its operations. The Debtor's 2005 Form 1120 income tax return is attached hereto as Exhibit "4." The Debtor's 2004 Form 1120 income tax return is attached hereto as Exhibit "5." As a debtor-in-possession under chapter 11 of the bankruptcy code, the Debtor must also file monthly reports of its operations. Reflecting its currently dormant status, the Debtor's monthly operating reports show basically no expenses and no income. The company does maintain a small office in the World Trade Center in Portland. The $200 monthly rental for that location is paid by Mr. Higgins. Copies of the Debtor's monthly operating reports are

available from the bankruptcy court file or may obtained free of charge by contacting debtor's counsel.

IV. MATERIAL POST-PETITION EVENTS

September 8, 2005 – chapter 11 petition filed

January 10, 2005 – claims bar date; plan exclusivity period expired

January 25, 2005 – Debtor filed its Chapter 11 Plan and Disclosure Statement

February 28, 2005 – Debtor filed its Amended Disclosure Statement

V. LEGAL PROCEEDINGS

The Debtor is currently party to three (3) lawsuits:

(1) Simply Light Foods Corp. v. Bogner Industries, et al., Case No. 04-22114 (Suffolk County, NY). This a suit brought against the Bogner subsidiary for alleged breach of warranty in Bogner's supply of certain products to the plaintiff. Trans Max was eventually added to the suit under the specious rationale that, when it acquired Bogner, Trans Max somehow became responsible for all of Bogner's debts. In addition to running counter to basic corporate law, this argument is not borne out by the purchase agreement. Simply Lite has filed a claim (No. 7) for $1,000,000. The Debtor has objected to this claim.

(2) Powers, Wedel, and Cohen v. Trans Max Technologies, Case No. 05-10880 (Suffolk County, NY). This is a suit brought by former employees of the Debtor for claimed unpaid wages and other items. Of the three plaintiffs, only Mr. Wedel has filed a claim (No. 2), albeit for a fantastic $9.2 million. The Debtor has objected to this claim.

(3) CDW Corp. v. Trans Max Technologies, Inc., Case No. 04m1-188521 (Cook County, IL). This is a suit for the purchase price of some computer equipment apparently purchased by the Bogner subsidiary. CDW has not filed a proof of claim.

VI. NEW VALUE REORGANIZATION

A. New Technology Assets To Be Contributed – The VTOL Personal Aircraft

Under the Debtor's Proposed Chapter 11 Plan, existing shareholder interests in the company will be extinguished and new common stock will be authorized and issued. The company's President and current majority shareholder, Samuel J. Higgins, will contribute new value to the company and share in the new common stock with the company's creditors. In exchange for a controlling interest in the reorganized Trans Max, Mr. Higgins will assign to the company all of his rights under the Patent Purchase Agreement (the "Purchase Agreement") between Mr. Higgins and Karl F. Milde, Jr. dated December 23, 2005, together with all of Mr. Higgins', right, title, and interest in all patents, patent applications, trademarks, and other rights in and to the invention known as the "VTOL Personal Aircraft" acquired by him under the terms of such Agreement. A copy of the Purchase Agreement with related documentation is attached hereto as Exhibit "6." Under the terms of the Purchase Agreement, Mr. Higgins paid a cash purchase price of $50,000. Although this price offers the most recent indication of the market value of the intellectual property acquired under the Purchase Agreement, the Debtor and Mr. Higgins believe it has the potential to become far more valuable to the company for the reasons described below. In addition to his contribution of intellectual property, Mr. Higgins shall make a cash contribution to capital in the reorganized Trans Max in the amount of $50,000.

Under the Purchase Agreement, Mr. Higgins has acquired the two U.S. patents and the two pending patent applications which pertain to the "Vertical Take-Off and Landing Personal Aircraft" or "VTOL Personal Aircraft" for short. The VTOL Personal Aircraft has been developed by Karl Milde, a New York patent attorney with a longtime interest in flying inventions. The design patented by Mr. Milde represents a type of "flying car" which is safer, more efficient, and more effective than competing designs. A summary technical description of the VTOL Personal Aircraft taken from the

primary patent (U.S. Patent No. 6,886,776) is attached hereto as Exhibit "7." Drawings depicting several alternative designs for the VTOL Personal Aircraft and taken from the patents and pending patent applications are attached hereto as Exhibit "8." Copies of the VTOL Personal Aircraft patents may be obtained free of charge from Debtor's counsel. Mr. Milde believes that his patented design has overcome many of the problems which have hampered the "flying car" concept to date. Any such vehicle, however, would require a lightweight, high-torque engine. Mr. Higgins is also the majority shareholder and Secretary / Treasurer of Axial Vector Engine Corp. ("AXVC"), a company which has developed an extremely lightweight, high torque, high-efficiency engine (the "Axial Vector Engine") for use in vehicles, for electricity generation, and for other uses. Following the reorganization of Trans Max, AXVC proposes to license its engine technology to Trans Max for use in the VTOL Personal Aircraft. Mr. Milde's superior designs, when powered by the Axial Vector Engine, will allow Trans Max to develop a commercially viable product. Upon its reorganization, Trans Max will work to develop and commercially exploit the VTOL Personal Aircraft with the ultimate goal of profitably licensing the technology for manufacture.

B. <u>New Stock To Be Issued; Competing Alternative Plans May Be Filed</u>.

In exchange for his contribution of the VTOL Personal Aircraft patents and related intellectual property, as well as his proposed cash contribution to the Debtor, Mr. Higgins will receive 90% of the stock to be issued in the reorganized Trans Max. Mr. Higgins' offer to contribute new value to the Reorganized Debtor on the terms set forth in the Plan represents a binding offer to the Reorganized Debtor and, upon its confirmation by the Bankruptcy Court and the passage of the Effective Date, the Plan shall represent a binding and enforceable contract between Mr. Higgins and the Debtor. The remaining 10% of the stock to be issued in reorganized Trans Max will be shared pro-rata by the company's general unsecured creditors, as set forth below.

At any time up to ten (10) days following the Bankruptcy Court's approval of this Disclosure Statement, any party in interest may file an alternative plan of reorganization and a supporting

disclosure statement with the intent of proposing such alternative plan for confirmation in lieu of the Plan proposed by the Debtor.[3] In the event that any such competing alternative plan and supporting disclosure statement is timely filed, the proponent(s) of such plan must obtain Bankruptcy Court approval of a disclosure statement relating to its plan within forty (40) days of the filing of such plan and disclosure statement. All alternative plans for which disclosure statements have been so approved, if any, together with the Debtor's Plan, will be circulated to creditors for voting concurrently and will be presented concurrently by their respective proponents for confirmation at a joint confirmation hearing to be held on such date and time as may be designated by the Bankruptcy Court.

C. About AXVC and the Axial Vector Engine.

Axial Vector Engine Corporation (AXVC) owns, develops and commercializes proprietary intellectual property surrounding a unique and revolutionary multi-fuel internal combustion engine. AXVC plans to penetrate markets worldwide either directly or through Licensees or Joint Venture Partnerships. The engine fills much sought after solutions for greater energy efficiency, versatility and environmental sensitivity. It will produce 3 to 6 times more horsepower per pound of engine weight and a torque band of 3.2 ft-lb per HP which is 2 to 4 times greater on 30% to 40% less fuel (0.26 lb of fuel per HP per hour) (the estimated savings of 0.10 lb per HP-HR in a 200 HP engine running 48 Hr/week represents 7,030 gallons of fuel per year) with 50% to 75% less emissions than conventional engines of similar size.

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[3] To the extent that the filing of such competing alternative plan(s) would be barred by the exclusivity provisions contained within 11 U.S.C. §1121, the protection afforded by such provisions waived by the Debtor under the terms of the Plan.

The cutting edge engine has up to 70% fewer parts than conventional engines of similar size. Through the use of "space-age" alloys and material overseen by an "intelligent" digital Engine Control System which continuously monitors emission and using that information to dynamically adjust the engine operating parameter has resulted in an engine with a power-to-weight ratio of 2:1 HP/lb - (BMW's M60B30 powerful V8 engine had a ratio of 0.5:1 HP/lb). With its six double-ended pistons and twelve-cylinder configuration, the Axial Vector engine is extremely efficient and powerful. There are broad applications for this multi-fuel, lightweight, unique torque band and high HP engine, including truly hybrid electrical and hydraulic vehicles. Additional highlights of the various technical aspects of the Axial Vector Engine are attached hereto as Exhibit "9." Cut-away illustrations showing various aspects of the engine's design are attached hereto as Exhibit "10." Exhibit "11" contains a photograph of one of the engines together with an illustration showing the location of various major components. AXVC's licensee, Adaptive Propulsion System (APS), a subsidiary of Tactronics <www.tactronics.com>, a military defense contractor, is currently conducting testing and in-house trials of the Axial Vector Engine for tactical vehicles and front line uses. The final prototype Axial Vector Engine is on track for completion by late March or early April of this year. Field testing of the engine in ATVs and other special vehicles will take place this year. APS plans to begin manufacturing the engine and generators in Long Island, NY, late 2006 or early 2007[4]. A copy of AXVC's Joint Venture Agreement with APS, as amended is attached hereto as Exhibit "14."

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[4] As the Axial Vector Engine progresses toward commercial manufacture, AXVC may need to raise a small tranche of additional equity capital. AXVC's current foreseeable equity capital needs are less than $1 million. If needed, such capital will be raised through the private placement of common stock in AXVC.

AXVC is also well advanced in developing a family of seven electric power generators incorporating the unique Axial Vector™ technology. The high power density Axial Flux Generator and inverter has a systems efficiency of 98.5% and are significantly smaller and lighter than any known internal combustion driven engine generators. The high fuel and mechanical efficiencies of the engine are optimally controlled by the proprietary Digital Signal Processor (DSP) Engine Control System harmonizing the generator and inverter and resulting in an unparalleled energy efficiency and environmental cleanliness. As with all Axial Vector Engines, the generator engine is multi-fuel and can adjust to diesel, fuel oil and kerosene on the fly. Alternate fuel handling systems allow for the use of natural gas and propane or gasoline.

Currently, Axial Vector is building and testing its engine units in varying sizes and outputs for demonstration in conjunction with the Axial Flux power generation unit (the engine together with the power generation unit is known as a "Gen Set"). Three Beta test sites for these units have been identified, with the first expected to go online in mid-June of 2006. Because the Gen Set is built from a combination of the Axial Vector Engine and a power generator, the Gen Set Beta tests will also serve as applied demonstrations and tests of the engine in varying sizes.

Complete financial and other information about AXVC, a publicly-traded company, may be obtained from its quarterly and annual reports filed with the Securities and Exchange Commission. A copy of AXVC's latest quarterly report (Form 10-QSB) is attached hereto as Exhibit "12." A copy of AXVC's latest annual report (Form 10-KSB) is attached hereto as Exhibit "13." The officers and directors of AXVC and that company's major stockholders are discussed in pages 21 through 23 of its annual report (Exhibit "13"). Although Mr. Higgins is the majority shareholder of both AXVC and Trans Max, the two companies do not currently conduct business with one another.[5]

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[5] The quarterly and annual reports of both AXVC and Trans Max report a promissory note owing from AXVC

D. <u>The Proposed License Agreement with AXVC.</u>

Following confirmation of the Plan, Trans Max proposes to enter into a License and Joint Venture Agreement with AXVC substantially in the form attached hereto as Exhibit "15." Under the proposed agreement, AXVC will grant Trans Max an exclusive license for use of its engine technology in the VTOL Personal Aircraft in exchange for the right to receive 25% of the net revenue generated by Trans Max's sales of VTOL Personal Aircraft which utilize the Axial Vector Engine. Under the License Agreement, Trans Max and AXVC contemplate that VTOL Personal Aircraft using the Axial Vector Engine will ultimately be manufactured and produced by a joint venture partner in the United Arab Emirates for use in that country and others as appropriate guidelines and regulations are met.

VII. BUSINESS PLAN, COMPETITIVE ENVIRONMENT, AND OPERATING PROJECTIONS.

Attached as Exhibit "16" hereto is a pro-forma post-confirmation balance sheet for the Debtor. Attached hereto as Exhibit "17" are the Debtor's five-year post-confirmation operating

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to Trans Max in the amount of $311,339, purportedly issued in exchange for moving and payroll expenses advanced by Trans Max. This transaction predates Mr. Higgins' acquisition of controlling interest in either company and the current management of both companies has no direct knowledge of the transaction. Current management has been unable to locate a copy of the note or any evidence that the funds reported were actually advanced. Trans Max will seek payment of the obligation when and if it obtains documentation or other verification of the transaction.

projections. The debtor projects no gross income and minor operating losses for its first two years following reorganization. The projections assume that the debtor will sell 100 beta units of the VTOL Personal Aircraft in year three at an estimated sale price of $500,000 each. The Debtor projects significant net losses in year three followed by net profits in year four and year five. For year four, the debtor projects a net profit of $5.6 million on sales of 10,000 units. The debtor's year five projections assume relatively large-scale production. The large profit figure shown for year five is a tentative estimate. The debtor expects significant economies of scale at this level of production, but the cost of production and the end-user price point cannot be predicted with certainty at this time.

The debtor's projections assume that the VTOL Personal Aircraft using the Axial Vector Engine will be manufactured and produced by a joint venture partner in the United Arab Emirates under a profit-sharing arrangement whereby the manufacturer will primarily supply the costs of development and production in exchange for a percentage of sales revenue. Trans Max therefore does not anticipate taking on substantial debt post-confirmation. The debtor may, as the need arises, seek to raise additional equity capital. Trans Max's current plan for bringing the VTOL Personal Aircraft to production, however, does not depend on very large infusions of debt or equity investment.

Trans Max intends to manufacture the aircraft initially for use in the UAE, with sales expanding to other countries as appropriate guidelines and regulations are developed and met. Boasting one of the world's highest per-capita incomes, the UAE is a premier tourist destination with world class shopping, hotels, and resorts. The UAE has recently authorized the development of a commercial spaceport, with UAE airspace to be used for the launch of private sub-orbital spaceflights to be operated as a tourist attraction. Trans Max believes that the UAE offers the perfect environment to develop, test, and to begin to market the VTOL Personal Aircraft. The initial market segments for the product will include wealthy individuals and private charter and rental services in the UAE and other locations in the Arabian Gulf. Trans Max then intends to expand its product reach to

a number of government segments, including military surveillance, search and rescue, and border patrol and interdiction. The VTOL Personal Aircraft has the potential to combine the flight performance of an airplane with the vertical-take-off-and-landing capabilities of helicopter. Trans Max believes that, in long term, VTOL aircraft products may substantially replace small private airplanes and helicopters.

As enters the VTOL aircraft market, Trans Max's initial primary competitor will be Moller International (website: www.moller.com). The Moller company has developed a prototype VTOL product dubbed the "Skycar." Some photos of the latest Moller Skycar prototype, called the "M400," are attached hereto as Exhibit "18." Although the Moller company has made progress in development of the VTOL product concept, Trans Max believes that the Moller Skycar models developed to date have been hindered by inferior powerplants. Trans Max expects the Axial Vector Engine to provide the lightweight, high-torque power source needed to bring the VTOL aircraft concept to full production.

The reader is cautioned that the debtor faces significant risks and uncertainties in executing its post-confirmation business plan. As with any new and developing technology, there is a risk that unforseen technical hurdles will delay the creation of a working prototype and/or significantly increase production costs. In addition, there is a risk that the VTOL Personal Aircraft will not be commercially viable on a wide scale. The product may face a limited market due to high cost and/or regulatory barriers in the United States and similar large industrialized nations.

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VIII. CLASSIFICATION AND TREATMENT OF CLAIMS

The reader is referred to the Plan for complete information. A summary of the classifications and treatments featured in the Plan is as follows:

Administrative Claims. All claims of a kind specified under Section 507(a)(1) of the Bankruptcy Code. Unless otherwise agreed by the holder of an Administrative Claim (in which event such other agreement shall govern), each holder of an Allowed Administrative Claim shall receive (a) on the applicable Claim Payment Date, Cash in an amount equal to such Allowed Administrative Claim or (b) at the option of the particular Reorganized Debtor, payment in accordance with the ordinary business terms which have prevailed between such Debtor and the holder of such Allowed Administrative Claim; provided that any Allowed Administrative Claim against a Debtor which is contingent or unliquidated shall be assumed by such Reorganized Debtor and satisfied in full when it becomes noncontingent and liquidated.

Priority Tax Claims. All claims, if any, of a kind specified under Section 507(a)(8) of the Bankruptcy Code. Unless otherwise agreed by the holder of an Allowed Priority Tax Claim (in which event such other agreement shall govern), each holder of any Allowed Priority Tax Claim shall receive on the applicable Claim Payment Date, Cash equal to the amount of such Allowed Priority Tax Claim.

Late Filed Claims. All claims, if any, filed after the Bar Date. Late filed claims shall receive no distribution under the Plan.

Class 1 Claims — Priority Claims. Class 1 Claims shall consist of all Priority Claims. Each Allowed Claim in Class 1 shall be paid in full in Cash on the applicable Claim Payment Date. Class 1 Claims are unimpaired and will not vote on the Plan.

Class 2 Claims — Secured Claims. Class 2 shall consist of all Secured Claims. The legal, equitable and contractual rights to which each holder of an Allowed Claim in Class 2 is entitled shall be left unaltered or, at the option of the Reorganized Debtor, shall be left unimpaired in the manner

described in section 1124(2) of the Bankruptcy Code. Class 2 Claims are unimpaired and will not vote on the Plan.

Class 3 Claims — General Unsecured Claims. Class 3 shall consist of all General Unsecured Claims which are not Class 4 Claims. A holder of any Allowed Class 3 Claim shall receive its Pro-rata Share of 1,000,000 shares of the New Stock on the applicable Claim Payment Date. The Pro-rata Share of the New Stock allocable to each Allowed Class 3 Claim shall be determined by considering the total amounts of the Allowed Class 3 Claims and the Allowed Class 4 Claims together. Class 3 claims are impaired and Allowed Class 3 Claims will vote on acceptance or rejection of the Plan.

Class 4 Claims -- Disputed Litigation Claims. Class 4 shall consist of all Claims which are Disputed Claims as of the Confirmation Date. A holder of any Allowed Class 4 Claim shall receive its Pro-rata Share of 1,000,000 shares of the New Stock on the applicable Claim Payment Date. The Pro-rata Share of the New Stock allocable to each Allowed Class 4 Claim shall be determined by considering the total amounts of the Allowed Class 3 Claims and the Allowed Class 4 Claims together. Class 4 claims are impaired and Allowed Class 4 Claims will vote on acceptance or rejection of the Plan.

Class 5— Interests. Class 5 consists of all Interests in the of Debtor. All currently existing Interests in the Debtor shall be extinguished. Class 5 Interests are impaired under the Plan. The holders of Class 5 Interests, however, shall receive no property on account of such interests. Accordingly, such holders are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and will not vote on the Plan.

No Claim shall entitle the holder thereof to a distribution of cash or securities or to other consideration pursuant to this Plan unless, and only to the extent that, such Claim is an Allowed Claim. Except as hereinafter specially provided, all distributions of cash or securities on account of

Allowed Claims shall be made on the applicable Claim Payment Date or as soon as practicable thereafter.

IX. SUMMARY OF CLAIMS

The following is a summary of the claims currently filed against the Debtor:

Administrative Claims

McDonald Carano Wilson LLP ($30,000 less $25,000 retainer)	$5,000	
Cane Clark LLP	$7,000	
Ed Culp, CPA	$5,000	
Approximate Total:		$17,000[6]

Priority Tax Claims

State of New York, Dept. of Labor	$303.11	
New York State Dept. of Taxation	$3,800.00	
Total:		$4,103.11

Class 1 – Priority Claims

None. (does not include otherwise valid claims improperly filed as priority claims)

Class 2 – Secured Claims

None.

Class 3 – General Unsecured Claims

Approximate Total: $875,000[7]

[6] All amounts are estimated and anticipated. All professional fees subject to bankruptcy court approval upon proper application.

[7] Detail available upon request; amendment of certain claims is anticipated. Amount reflects the claims of approximately fifteen creditors who have filed general unsecured claims against the debtor.

Class 4 – Disputed Litigation Claims

Raymond Wedel, Jr.	$9,220,482.24
Simply Lite Foods, Inc.	$1,000,000.00
Total (subject to dispute and adjudication):	<u>$10,335.61707</u>

Class 5 – Interests (No distribution)

Stock register as of petition date is available at no charge from Debtor's counsel.

X. MEANS OF EFFECTUATING THE PLAN

On the applicable Claim Payment Dates, each holder of an Allowed Class 3 Claim or an Allowed Class 4 Claim shall be issued it Pro Rata Share of 1,000,000 shares of the New Stock. In calculating the number of shares of New Stock to be issued to each such claimant, the Pro Rata Share figures for each Allowed Class 3 and Allowed Class 4 Claim shall be rounded to the nearest whole number and fractional shares shall not be issued. The Debtor shall also, on the applicable Claim Payment Dates, pay each Allowed Administrative Claim, Allowed Priority Tax Claim, and Allowed Priority Claim. On the Effective Date of the Plan, all Existing Ownership Interests in Trans Max Technologies, Inc. shall be cancelled and rendered null and void.

The Articles of Incorporation of the Debtor shall be amended and restated. The precise form of such documents as amended and restated shall be determined by the recipients of the New Stock at an initial shareholder's meeting to be held within sixty (60) days of the Effective Date. The amended and restated Articles of Incorporation shall contain a provision prohibiting the issuance of nonvoting equity securities. At an initial shareholder's meeting to be held within sixty (60) days of the Effective Date, the recipients of the New Stock shall elect a new Board of Directors for the Reorganized Debtor in accord with the terms of the amended and restated Articles of Incorporation to be adopted at such meeting. For the period immediately following confirmation of the Plan, Mr. Higgins proposes that he will serve as the sole officer and director of the company. Mr. Higgins will does not

propose to draw any salary or compensation from the Reorganized Debtor until such time as it has achieved a positive net cash flow.

On the Effective Date, the Debtor shall be discharged from any and all Claims against and Interests in the Debtor, to the fullest extent provided in sections 524 and 1141 of the Bankruptcy Code.

XI. CASH REQUIREMENTS AND ADMINISTRATIVE EXPENSES

As previously disclosed, counsel for the Debtor is holding a retainer in the amount of $25,000. Counsel does not expect that its fees and costs as of the Confirmation Date will significantly exceed the amount of the retainer. Relatively small fee applications are also expected from the special securities counsel and the accountant employed by the Debtor. As estimated above, total administrative expenses after application of the MCW retainer are expected to be approximately $17,000. The $50,000 in additional cash to be contributed by Mr. Higgins will thus be more than sufficient to satisfy the claims of these professionals and should leave a substantial balance on hand for the reorganized debtor.

XII. LIQUIDATION ANALYSIS

In a hypothetical liquidation, the Debtor does not believe that there would be any funds available for distribution to creditors. The Debtor currently has almost no cash. The Debtor does own some rights to certain types of technology (primarily the WAM technology described above) and other intangible assets but these assets are essentially without value. For more detail, the reader is referred to the Debtor's Schedule B, a copy of which is attached hereto as Exhibit "7." In the event of a liquidation under chapter 7 of the bankruptcy code, the Debtor believes that the trustee would report no assets for the estate and simply close the case.

XIII. MANAGEMENT EMPLOYMENT AND COMPENSATION

It is expected that, upon confirmation of the Plan and re-funding of the Debtor through his contribution of new value, Mr. Higgins will be re-appointed as the President of Trans Max. No other

insiders of the company are proposed to serve as officers or directors after confirmation. Mr. Higgins will receive no compensation from the Debtor until such time as its operations have become cash-flow positive. For the period immediately following confirmation of the Plan, Mr. Higgins proposes that he will serve as the sole officer and director of the company. Until such time as the Debtor becomes cash-flow positive, Mr. Higgins will continue to bear the expense[8] of maintaining the Debtor's quarterly and annual reporting obligations to the Securities and Exchange Commission.

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[8] The Debtor's annual cost of compliance with its SEC reporting obligations for the near future is expected to be approximately $23,500, which includes estimated annual legal expenses of $18,500 and estimated annual audit expenses of $5,000. Mr. Higgins has the financial wherewithal to bear these expenses until such time as the Debtor is able to do so through its own cash flow.

Mr. Higgins is currently a director and the Secretary/ Treasurer of Axial Vector Engine Corporation. Mr. Higgins has also recently acquired a majority position in Magellan Filmed Entertainment, Inc., a publicly traded corporation. Both Axial Vector and Magellan, as well as Trans Max, are fully reporting companies.[9] Additionally, Mr. Higgins has substantial international business experience, serving as Senior Managing Director of International Equity Partners since 1996. International Equity Partners is a private equity firm with offices in Mexico, India, and the United Arab Emirates. Mr. Higgins has business contacts worldwide and is currently exploring possible joint venture partnerships for manufacture of the VTOL Personal Aircraft which utilize the Axial Vector Engine.

XIV. INSIDER CLAIMS

No insider claims have been filed against the Debtor.

XV. SECURITIES EXEMPT FROM REGISTRATION

Pursuant to the provisions of Section 1145(a)(1) of the United States Bankruptcy Code, the distribution of new stock to holders of Allowed Class 3 and Class 4 Claims as called for under the Plan will be exempt from the registration requirements of the Securities Act of 1933 (15 U.S.C. §77a et seq.) and from the registration requirements of any applicable state or local laws requiring the registration of securities. In addition, the distribution of new stock to Samuel J. Higgins as called for under the Plan shall be exempt from the registration requirements of the Securities Act under §4(2) of the Act as a private placement, or a "transaction by an issuer not involving any public offering." 15 U.S.C. §77d(2). The reader is encouraged to consult his own legal and financial advisors for further information.

XVI. LIMITED EXCULPATION OF CERTAIN OFFICERS AND PROFESSIONALS

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[9] Mr. Higgins was formerly an officer and significant shareholder in Spectrum Oil Corporation, a publicly held company which developed water desalinization methods. During product development, the chief inventor of the company's technology passed away suddenly, effectively ending the company's research and development efforts.

The Plan provides limited exculpation from liability to the Debtor's officers, directors, and professionals for their efforts relating to the proposal and consummation of the Plan. The reader is referred to Section 8.3 of the Plan for further details.

XVI. STOCK ISSUED FOR DEBT; ADVANTAGES, RISKS, AND ALTERNATIVES TO THE PLAN PROPOSED.

As discussed above, the allowed unsecured claims in Class 3 and Class 4 will receive a pro rata distribution of the new common stock to be issued in the Reorganized Debtor. Pursuant to 11 U.S.C. §1145(a)(1), such stock is exempt from state and federal securities laws. **The reader is strongly cautioned to consult his own tax, financial, and legal advisors regarding the provisions contained in the Plan.** The Debtor's Plan centers on the acquisition of new and unproven technology and clearly involves significant risk that the Debtor will, despite its best efforts, be unable to commercially exploit that technology in a profitable fashion. Upon confirmation, however, the Debtor will be a solvent company and will be the sole owner of a promising and exciting technology which the Debtor believes will have significant potential for attracting additional investment and, eventually, profitable licensing arrangements. Furthermore, the Debtor will continue to remain in good standing with the SEC and its new shares will continue to trade publicly on the OTC BB exchange. Creditors receiving the new stock will therefore have the option of holding their positions or liquidating them on the public market. The alternative to the Plan, as discussed above, would be a chapter 7 liquidation which would provide no value to creditors. The Debtor believes that its Plan is clearly superior to the alternative and it urges creditors to vote in favor of it.

XVIII. VOTING

Typically, a class of claims in a debtor is deemed to have accepted a plan of reorganization if at least 2/3 in amount and more than ½ in number of the claims in the class have voted to accept the plan. A class of interests is deemed to have accepted a plan of reorganization if at least ½ of

the interests have voted to accept the plan. A class that is not impaired under a plan, however, is conclusively presumed to have accepted the plan. On the other hand, a class that will not receive or retain any property under a plan is deemed to have not accepted the plan. With regard to any class which is impaired under the Plan and does note vote to accept the Plan, the Debtor will be seeking involuntary confirmation (i.e.: "cramdown") under the terms of 11 U.S.C. § 1129(b).

DATED this ___ day of March, 2006.

Trans Max Technologies, Inc., Plan Proponent

By:______________________________
Samuel J. Higgins, President

RESPECTFULLY SUBMITTED this _____ day of March, 2006.
McDONALD CARANO WILSON LLP

By: ______________________________
JOHN L. LAXAGUE, ESQ.
Nevada Bar #7417
2300 West Sahara Avenue, Suite 1000
Las Vegas, Nevada 89102

Attorneys for Trans Max Technologies, Inc.